EXHIBIT 99

                                            Unocal
                                            2141 Rosecrans Avenue, Suite 4000
                                            El Segundo, California 90245

                                  [UNOCAL LOGO]

                                  NEWS RELEASE

                                            Contact:   Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665

                      Unocal announces successful appraisal
                of St. Malo discovery in deepwater Gulf of Mexico
                -------------------------------------------------

       Sugar Land, Texas, July 1, 2004 - Unocal Corporation (NYSE: UCL) today said it has completed successful appraisal operations at the St. Malo hydrocarbon discovery in Walker Ridge block 678 in the Gulf of Mexico deepwater.
       The appraisal well encountered more than 400 net feet of oil pay at depths greater than were encountered in the earlier discovery well in 2003.
       The appraisal well results also indicate the field's potential hydrocarbon resources are greater than previously suggested by the discovery well.
       Unocal is currently evaluating the results of the extensive testing program that was conducted on the well. The evaluation will focus on productivity, potential further appraisal operations and the viability of development options, with the current objective of establishing commerciality in 2005.
       "Based on the quality of the test data and the increased rock volume, we intend to proceed with work to assess the potential productivity of the field and evaluate development options," said Mike Bell, Unocal's vice president for Gulf of Mexico exploration and appraisal.
       The original St. Malo discovery, announced in October 2003, encountered more than 450 net feet of oil pay.
       To appraise the St. Malo discovery, the company returned to the original Dana Point wildcat well, which was completed as a dry hole in early 2001. The St. Malo appraisal well drilled to 28,903 feet, approximately 2,000 feet deeper than the original Dana Point well.
       The St. Malo appraisal drilling began on May 4, 2004, and was completed in 57 days at a gross cost of $31 million. Redrilling on the Dana Point location saved Unocal and the other co-venturers an aggregate of approximately $25 million over the cost that would have been incurred by drilling a new well.
       The appraisal well is located in 7,036 feet of water, approximately
6,000 feet east of the discovery well.
       Unocal is the operator and holds a 28.75-percent working interest. Unocal's co-venturers in the St. Malo prospect are Petrobras (NYSE: PBR), 25 percent; Devon Energy Corporation (AMEX: DVN), 22.5 percent; ChevronTexaco Corporation (NYSE: CVX), 12.5 percent; EnCana Gulf of Mexico LLC (NYSE: ECA),
6.25 percent; ExxonMobil (NYSE: XOM), 3.75 percent; and Eni SpA (NYSE: E),
1.25 percent.
       Upon completion of the St. Malo appraisal well, the Discoverer Spirit will move on to the Sardinia prospect in Keathley Canyon 681.
About Unocal Corporation
       Unocal is one of the world's leading independent natural gas and crude oil exploration and production companies. The company's principal oil and gas activities are in North America and Asia.
                                    * * * * *
This news release contains forward-looking statements about matters such as Unocal's assessment of the quality and extent of the St. Malo hydrocarbon formation, evaluation of the discovery test results, drilling and development plans for the Walker Ridge area, the timing of any commerciality of the St. Malo discovery, and operations of the Discoverer Spirit drillship. Although these statements are based upon Unocal's current expectations and beliefs, they are subject to both known and unknown risks and uncertainties that could cause actual results and outcomes to differ materially from those described in, or implied by, the forward-looking statements, including changes in commodity prices; the extent of the company's operating cash flow and other capital resources available to fund its capital expenditures; the rates and timing of any future production from the St. Malo formation, adverse geological and other operational factors; regulatory, political, and economic factors; performance by third parties and other risks and uncertainties discussed in Unocal's 2003 Annual Report on Form 10-K, as amended, and subsequent reports filed by Unocal with the Securities and Exchange Commission (SEC File No. 1-8483). Copies of the company's SEC filings are available from the company by calling 800-252-2233 or from the SEC by calling 800-SEC-0330. The reports are also available on the Unocal web site. Unocal undertakes no obligation to update the forward-looking statements in this news release to reflect future events or circumstances.
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